Ciena Corporation

Deferred Compensation Plan

Effective Date
November 1, 2016

Ciena Corporation Deferred Compensation Plan

Article I Establishment and Purpose	1

Article II Definitions	1

Article III Eligibility and Participation	8

Article IV Deferrals	9

Article V Company Contributions	13

Article VI Payments from Accounts	13

Article VII Valuation of Account Balances; Investments	18

Article VIII Administration	19

Article IX Amendment and Termination	20

Article X Informal Funding	21

Article XI Claims	21

Article XII General Provisions	26

Article I
Establishment and Purpose
Ciena Corporation (the “Company”) hereby establishes the Ciena Corporation Deferred Compensation Plan (the “Plan”), effective November 1, 2016.

The purpose of the Plan is to attract and retain key employees and members of the Board of Directors by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of their Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees who are part of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by a Participating Employer will remain the general assets of such Participating Employer and shall remain subject to the claims of the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Except as otherwise provided in the Plan, a Participant shall be permitted to have an RSU Account, a Primary Separation Account, up to five additional Flex Accounts, and accounts that may be further established under each of those Accounts. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

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2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.3 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.6
Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer . A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

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2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10	Committee. Committee means a committee comprised of three or more individuals that has been designated by the Company’s Benefits Committee (the “Benefits Committee”) to administer the Plan.

2.11	Company. Company means Ciena Corporation, a Delaware corporation.

2.12
Company Stock. Company Stock means the registered shares of the common stock of the Company as quoted on the New York Stock Exchange under ticker symbol CIEN, or as quoted under any successor national securities exchange.

2.13
Compensation. Compensation means a Participant’s base salary, bonus, commission, Directors’ fees, Directors’ retainer and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income. For the avoidance of doubt, performance-based stock units (PSUs) shall not be deemed Compensation that may be deferred under this Plan.

2.14
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.15
Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.16	Director. Director means a member of the Board of Directors of the Company.

2.19	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

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2.20	Effective Date. Effective Date means November 1, 2016.

2.21
Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.22	Employee. Employee means a common-law employee of an Employer.

2.23	Employer. Employer means the Company and each Affiliate.

2.24	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25	Fair Market Value. Fair Market Value means the last sale price on the applicable Valuation Date, or other specified date as the context may require, of a share of Company Stock.

2.26
Flex Account. Flex Account means a Specified Date Account or a Separation Account established by the Committee pursuant to a Participant’s Compensation Deferral Agreements. The Committee may establish a maximum number of Flex Accounts that may be maintained at any one time by a Participant. Any such maximum will be communicated to Participants during an applicable enrollment period.

2.27	Non-Employee Director. Non-Employee Director means a member of the Board of Directors of the Company who is not an Employee of the Company.

2.28	Participant. Participant means an Eligible Employee or Non-Employee Director who has an Account Balance greater than zero.

2.29
Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with respect to its Eligible Employees and Non-Employee Directors, provided that the Company has provided its written consent to such adoption by the Affiliate. Each Participating Employer shall be identified on Schedule A attached hereto, which may be amended from time to time.

2.30	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.31
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by

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not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. For the avoidance of doubt, Performance-Based Compensation does not include performance-based stock units (PSUs).

2.32
Plan. Generally, the term Plan means the “Ciena Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.33	Plan Year. Plan Year means January 1 through December 31.

2.34
Restoration Matching Contribution. Restoration Matching Contribution means a credit by a Participating Employer to a Participant’s Primary Separation Account in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to a Restoration Matching Contribution shall include Earnings attributable to such contribution.

2.35
Restricted Stock Unit or RSU. Restricted Stock Unit, or RSU, means a restricted stock unit granted by the Company to a Participant that the Participant has elected to defer to the Plan. For the avoidance of doubt, RSUs do not include performance-based stock units (PSUs).

2.36
RSU Account. RSU Account means an Account established for a Participant for each Plan Year that the Participant has elected to defer RSUs to the Plan. Each RSU Account may be further divided into a Separation Account, and any number of Specified Date Accounts such as an In-Service Account or a Future Date Account.

2.37
Separation Account. Separation Account means an Account established by the Committee to record the amounts payable upon a Participant’s Separation from Service as specified in his or her Compensation Deferral Agreements. The Committee shall automatically establish a Separation Account for a Participant upon his or her initial participation in Restoration Matching Contributions, to be known as the Primary Separation Account, and the Participant may establish other Separation Accounts under the Participant’s Flex Account or RSU Account in accordance with the terms of the Plan.

2.38	Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service when the Employer and the Employee mutually agree that they reasonably anticipate that the level of services to

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be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant is both a Director and an Employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an Employee, and the services provided as an Employee shall be disregarded in determining whether there has been a Separation from Service as a Director, provided the portion of the Plan in which the Participant participates as a Director is substantially similar to arrangements covering Non-Employee Directors.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur at such time as the Participant incurs a Separation from Service as an Employee or, if there is no cessation of services, then Separation from Service shall occur when the Participant incurs a Separation from Service as an independent contractor.

A Separation from Service is determined with respect to all Employers, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction, provided that such determination is in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.39
Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreements. Specified Date Accounts consist of (i) “In-Service Accounts” that pay on the earlier of a specified date or Separation from Service or (ii) “Future Date Accounts” which pay only on a specified date, regardless of whether the

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Participant has incurred a Separation from Service. The Committee may establish a maximum number of Specified Date Accounts, In-Service Accounts, or Future Date Accounts that may be maintained at any one time by a Participant. Any such maximum will be communicated to Participants during an applicable enrollment period.

2.40
Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.41
Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

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2.42
Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.43	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.44
Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.45
Valuation Date. Valuation Date means the applicable Business Day set forth in Article VI for purposes of valuing payments from the Plan or, if no specific date is provided, the Business Day determined by the Committee in its discretion.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. An Eligible Employee or Non-Employee Director shall be eligible to participate in the Plan upon notification of eligibility to participate by the Committee or its designee. In order to become a Participant in the Plan with respect to Deferrals of Compensation, he or she must timely submit a Compensation Deferral Agreement in accordance with the provisions of Article IV.

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Restoration Matching Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or Non-Employee Director. A Participant who is no longer an Eligible Employee or Non-Employee Director will not be allowed to submit future Compensation Deferral Agreements or modify existing Payment Schedules under Section 6.9, but may make investment allocations under Article VII, and otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

3.3
Rehires. A Participant who incurs a Separation from Service and who subsequently resumes performing services for an Employer in the same calendar year will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1. A Participant who incurs a Separation from

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Service and who subsequently resumes performing services for the Employer in a calendar year other than the calendar year in which he or she Separated from Service will be eligible to participate in the Plan upon rehire solely in accordance with the provisions of Section 3.1.

Article IV
Deferrals

4.1    Deferral Elections, Generally.

(a)
Time and Form; Effect. A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is revocable at the time a Participant incurs a Separation from Service, shall be considered null and void and shall not take effect. Elections remain revocable until the latest permissible deadline with respect to each item of Compensation described in Section 4.2. The Committee may modify the form of any Compensation Deferral Agreement in whole or in part prior to the date the election becomes irrevocable.

(b)
Minimum and Maximum Deferrals. To defer an award of RSUs, a minimum of 25% of the total RSU award must be deferred. The Committee, in its sole discretion, may establish minimum and maximum deferral amounts for base salary, RSUs, and other Compensation, but in no event shall Participants be permitted to defer more than 75% of base salary and 100% of other Compensation.

(c)
Calculation. Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, contributions to an Employer’s 401(k) plan, other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(d)
Allocations Among Accounts; Payment Schedules; Default Elections. The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to the Primary Separation Account, RSU Account, or to one or more Flex Accounts such as a Specified Date Account or Separation Account. A Non-Employee Director may allocate deferrals

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(e)
of retainers and meeting fees only to the Primary Separation Account, and may not allocate such deferrals to a Specified Date Account. A Participant shall also specify in his or her Compensation Deferral Agreement that establishes an Account the Payment Schedule for such Account, including the year payments commence (for a Specified Date Account) and the form of payment (lump sum or installments). The Payment Schedule for the Primary Separation Account shall be established in a Participant’s first Compensation Deferral Agreement filed after the Participant is notified of his or her initial eligibility to participate in the Plan, regardless of any allocation of Deferrals to such Account.

If a Compensation Deferral Agreement does not allocate any portion of the Deferrals to an Account, Deferrals shall be allocated to the Primary Separation Account. If the time or form of payment under a Payment Schedule is not specified by the date the Compensation Deferral Agreement becomes irrevocable, payments shall commence (i) in the case of a Separation Account, in the month following the month in which Separation from Service occurs and (ii) for a Specified Date Account, in the second calendar year following the calendar year in which Deferrals are initially credited to such Account. If the form of payment is not specified on the Compensation Deferral Agreement, payment will be made in a lump sum.

Deferrals of RSUs for a Plan Year shall only be allocated to the Participant’s RSU Account, which may be further allocated among the Separation Account, an In-Service Account or Future Date Account under the RSU Account, as elected by the Participant. If no such election is made, RSUs shall be allocated to the Separation Account under the RSU Account, and shall be payable in a lump sum in the month following the month in which the Participant incurs a Separation from Service. Notwithstanding the foregoing, a Non-Employee Director may only allocate RSU deferrals to the Separation Account of his or her RSU Account, and may not allocate such deferrals to the Specified Date Account in his or her RSU Account.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)
Prior Year Election. Except as otherwise provided in this Section 4.2 or as otherwise permitted by Code Section 409A, the Committee may permit an Eligible Employee or Non-Employee Director to defer Compensation for a year by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(b)
First Year of Eligibility. In the case of the first year in which an Eligible Employee or Non-Employee Director becomes eligible to participate in the Plan, the Committee may permit him or her to submit a Compensation Deferral Agreement during the

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enrollment period established by the Committee, which enrollment period shall not extend beyond the date which is 30 days after the effective date of eligibility under Section 3.1. The Compensation Deferral Agreement described in this paragraph becomes irrevocable 30 days after the effective date of the individual’s eligibility to participate in the Plan.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned for pay periods beginning on and after the end of the enrollment period specified by the Committee.

An Eligible Employee who incurs a Separation from Service and who is subsequently rehired by an Employer in the same calendar year will not be allowed to submit a new Compensation Deferral Agreement under this Section 4.2(b) if he or she had a Compensation Deferral Agreement in effect for such year, but shall instead have his or her prior Compensation Deferral Agreement reinstated for such year. An Eligible Employee who incurs a Separation from Service and who subsequently resumes performing services for the Employer in a later calendar year may submit a new Compensation Deferral Agreement under this Section 4.2(b) if (i) he does not have an Account balance under the Plan and, at the time the last payment was made to him from the Plan he was not eligible to continue to participate in the Plan or (ii) he has not been eligible to participate in the 24-month period ending on the date he again became eligible to participate in the Plan.

(c)
Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement by the date set by the Committee but in no event later than the date that is six months before the end of the applicable performance period, provided that:

(i)
the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date permitted under Section 409A for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1

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(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)
Automatic Renewals. Deferral elections submitted under Sections 4.2(a) and (c) will renew automatically for each successive Plan Year or performance period unless the Participant or the Company revokes the election before the date such election becomes irrevocable.

4.3
Minimum Deferral Periods for Specified Date Accounts. The Committee may establish any minimum deferral periods with respect to any Specified Date Account established during an enrollment period. Allocations may be made to a Specified Date Account through the end of the second Plan Year immediately preceding the year payments commence from such Account.

4.4
Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation. To the extent the Committee allows Deferrals from Compensation equal to corrective distributions received from a qualified 401(k) plan of the Employer, Deferrals equal to the amount of the corrective distribution shall be deducted from the first payment of Compensation made on or after the date such corrective distribution is issued to the Participant, and shall be deducted from subsequent Compensation payments only to the extent the first Compensation payment is insufficient to fully fund the Deferral.

4.5
Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of equity-based awards shall become vested in accordance with the provisions of the underlying award or as provided in Section 5.2, as is applicable.

4.6
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this Section 4.6(iii)).

4.7
Forms of Payment. Participants shall elect on their Compensation Deferral Agreement a form of payment for amounts deferred thereunder. Optional forms of payment include a lump sum or annual installments up to fifteen (15) years for payments that are paid upon a Participant’s Separation from Service from a Participant’s Separation Account(s). For payments from a Specified Date Account, optional forms of payment include a lump sum

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or, if the Specified Date Account equals or exceeds $50,000 on the last Valuation Date in January of the scheduled payment year, annual installments up to ten (10) years.

Article V
Company Contributions

5.1
Restoration Matching Contributions. The Company will provide a Restoration Matching Contribution in the form of a “restoration” matching contribution with respect to the portion of Deferrals deducted from a Participant’s pay during the Plan Year that reduces a Participant’s deferrable compensation under the Company’s 401(k) Plan, taking into account the limit set forth in Code Section 401(a)(17). The match formula is the same as the match formula under the Company’s 401(k) Plan. A Participant is not required to make elective deferrals under the Company 401(k) Plan or to maximize deferrals or matching contributions under the 401(k) Plan in order to receive a matching contribution under this Plan.

Only Participants who are actively employed on December 31 of the Plan Year will receive Restoration Matching Contributions (if any) for such Plan Year. The Restoration Matching Contribution, if any, will be determined and credited during the first calendar quarter of the immediately following Plan Year or, if later, within 10 Business Days following the date annual bonuses are paid.

The Committee may modify the matching contribution formula or suspend matching contributions on a prospective basis, but such modification or suspension shall not become effective earlier than the first day of the next succeeding Plan Year.

5.2
Vesting. Deferrals of Company awards (including Restricted Stock Units) and any other Compensation that is subject to performance or time-based vesting conditions shall remain subject to such vesting conditions after such Deferrals are credited to the Plan.

Restoration Matching Contributions described in Section 5.1 are 100% vested.

The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of this Section 5.2 shall be forfeited.

Article VI
Payments from Accounts

6.1
Separation from Service. A Participant’s Separation Account(s) and any Specified Date Accounts that are In-Service Accounts with a payment commencement year subsequent to the year of Separation from Service will be paid or commence payment following the Participant’s Separation from Service in accordance with the Payment Schedule in effect

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for the Account(s) as specified in the applicable Compensation Deferral Agreement, or, with respect to a Separation Account, at such later date as may be in effect in accordance with Section 6.9.

Subject to the terms of Section 6.8, Accounts payable under this Section 6.1 will be valued on the last Valuation Date of the month in which Separation from Service occurs.

Specified Employees. No payment may be made to a Specified Employee under this Section 6.1 earlier than six months following the Participant’s Separation from Service. To the extent payments to such a Participant will be made in installments, the first installment shall be delayed as necessary, and subsequent installments shall be made on the anniversary of the date the payment would have been made had it not been subject to delay.

Payments under this Section 6.1 are subject to the provisions of Sections 6.3 through 6.7.

6.2
Specified Date Accounts. Except as otherwise provided for in Section 6.1 above, Specified Date Account(s) will be paid or commence payment on or before December 31 of the calendar year designated in the Participant’s Compensation Deferral Agreements that established such Account(s).

Subject to the terms of section 6.8, Accounts payable under this Section 6.2 will be valued on the last Valuation Date in January of the elected year.

Notwithstanding a Participant’s elections, upon a Participant’s Separation from Service for reasons other than death, Specified Date Accounts established as In-Service Accounts will be paid at the time provided in Section 6.1 but in the form applicable to the In-Service Account, provided, however, that any such Account that is being distributed or becomes distributable according to the Participant’s elected Payment Schedule as of the calendar year in which Separation from Service occurs will continue to be paid as elected. Specified Date Accounts that are established as Future Date Accounts will pay as elected, regardless of the Participant’s earlier Separation from Service other than death.

Payments under this Section 6.2 are subject to the provisions of Sections 6.3 through 6.7.

6.3
Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant, all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)
Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in

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effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)
No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

(c)	Valuation Date. Accounts are valued as of the last Valuation Date of the month in which death occurs.

6.4
Change in Control. Notwithstanding anything to the contrary in this Article VI or in a Participant’s Compensation Deferral Agreement, the vested Plan Account Balance of a Participant who is actively employed on the date of a Change in Control and for 30 days thereafter (other than balances in Accounts in pay status on the date of the Change in Control that would otherwise be distributed prior to the first day of the 16th month following the Change in Control) shall be distributed to the Participant in a single lump sum on the first day of the 16th month following the Change in Control. A Participant may designate a later payment date (but may not change the lump sum distribution) in accordance with Section 6.9. Unless a subsequent payment date is elected in accordance with Section 6.9, Accounts are valued as of the last Valuation Date in the 15th month that follows the date of the Change in Control.

Notwithstanding anything in the Plan to the contrary, a Participant who incurred a Separation from Service prior to or within 30 days after a Change in Control shall receive a lump sum payment of all remaining Account Balances in a single lump sum within 90 days following the Change in Control. In such event, payment will be based on the Valuation Date immediately preceding the date of the Change in Control.

6.5
Automatic Lump Sum. Notwithstanding any Compensation Deferral Agreement or any other provision of this Plan, a Participant’s entire Plan Account will be paid in a single lump sum in the following instances:

(a)	the amounts payable under Section 6.1 total less than $100,000, determined as of the date of Separation from Service; or

(b)
at any time and without regard to whether the Participant has incurred a Separation from Service, the Committee may direct a lump sum payment if the entire Plan Account Balance and all aggregated accounts does not exceed the applicable dollar amount under Code Section 402(g)(1)(B).

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The lump sum payment under 6.5(a) will be made even if the Participant’s Account Balance equals or exceeds $100,000 as of the actual payment date under Section 6.1.

6.6
Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). To the extent a payment is made in accordance with this Section 6.6, the Committee shall adjust the Valuation Date as appropriate to reflect any changes in the dates payments are made in accordance with modifications submitted under this Section 6.6.

6.7
Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Participant's Separation Accounts beginning with the Account with the longest payment period, and then from any Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.8
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for the applicable Account and shall continue to be made in each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the applicable Valuation Date preceding payment and (b) equals the remaining number of installment payments. With respect to the RSU Account, each installment shall be equal to the total number of vested RSUs in the Account as of the applicable Valuation Date, divided by the number of installments remaining to be paid, rounded down to the nearest whole share of Company Stock. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.

6.9	Modifications to Payment Schedules. A Participant may modify the Payment Schedule applicable to an Account, consistent with the permissible Payment Schedules available

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for such Account and the other provisions of this Article VI, provided the following conditions are satisfied:

(a)
Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

(b)
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the date, for payment, payments shall be delayed by five years after the date they would have otherwise been made prior to modification. The Committee shall adjust the Valuation Date as appropriate to reflect any changes in the dates payments are made in accordance with modifications submitted under this Section 6.9.

(c)
Effective Date. A modification election submitted in accordance with this Section 6.9 takes effect12 months after the date it is received by the Committee. The modification election becomes irrevocable on the date made or, if later, on the date that is 12 months prior to the date payment would have been made absent the modification election.

(d)
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

(f)	Installments. For purposes of this Section 6.9, installment payments will be treated as a single form of payment.

6.10
Cash Payment. Except with respect to deferrals of RSUs, all payments from the Plan shall be in the form of cash. Deferrals of RSUs shall be paid in the distribution of whole shares of Company Stock, with any fractional RSUs distributed in cash.

6.11
Payments Subject to Clawback Policy. All amounts deferred under the Plan or payments that are made pursuant to the terms of the Plan shall be forfeited to the extent such compensation becomes subject to any clawback, recoupment, or forfeiture pursuant to applicable law, provision of underlying plan, or policy adopted by the Company, including any policy which provides for the recoupment of certain executive compensation under the federal securities laws; provided that such forfeiture does not result in a violation of Code Section 409A.

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Article VII
Valuation of Account Balances; Investments

7.1
Valuation. To the extent not otherwise provided by the Plan, the Committee shall determine (i) the times at which Deferrals shall be credited to appropriate Accounts, (ii) the times at which Restoration Matching Contributions shall be credited to the Primary Separation Account, and (iii) the procedures under which Valuation of Accounts shall be performed.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3
Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6	Company Stock. Deferrals of RSUs will be irrevocably allocated to the Plan in whole units of Company Stock and may not be reallocated into other investment options. The

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RSU Account will be paid in accordance with Article VI in the form of whole shares of Company Stock, with any fractional shares distributed in cash. Any dividend equivalents provided in connection with the RSUs will be credited to a Participant’s Account(s) in the form of additional RSUs, determined by dividing the dollar value of the dividend equivalent by the Fair Market Value of a share of Company Stock on the date preceding when such dividend equivalents are credited.

Article VIII
Administration

8.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct (such indemnification shall be in addition to any indemnification rights of Committee members set forth in any Committee charter or otherwise), and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

8.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any

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taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.4
Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.5
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article IX
Amendment and Termination

9.1
Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan.

9.2
Amendments. The Company, by action taken by its Board of Directors, or the Benefits Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement. The Board of Directors of the Company or the Benefits Committee may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors or the Benefits Committee for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions related to the administration of the Plan; and (iv) making such other amendments as the Board of Directors may authorize. No formal amendment is needed to revise the list of Participating Employers set forth on

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Schedule A attached hereto.

9.3
Termination. The Company, by action taken by its Board of Directors or the Benefits Committee, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

9.4
Accounts Taxable Under Code Section 409A; No Guarantee of Particular Tax Treatment. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. Notwithstanding the foregoing, the Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan, and shall not be in any way liable for any adverse tax consequences that a Participant or a Participant’s beneficiaries may incur as a result of participation in the Plan.

Article X
Informal Funding

10.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2
Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Article XI
Claims

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such

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claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)
In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

11.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than 60 days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice

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of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the Plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

11.3.
Claims Appeals Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. Upon such Change in Control, the Company may not remove any member of the Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

11.4
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

11.5	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

11.6	Arbitration.

(a)
Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall

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be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of JAMS. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the

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same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 11.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

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The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)
Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Committee.

Article XII
General Provisions

12.1
Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee shall make payments to an alternate payee to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

CIENA CORPORATION
Attn: GENERAL COUNSEL
7035 RIDGE ROAD
HANOVER, MARYLAND 210766

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Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee shall construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee shall make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee, as applicable. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Maryland shall govern the construction and administration of the Plan.

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IN WITNESS WHEREOF, the undersigned executed this Plan as of the 1st day of November, 2016, to be effective as of the Effective Date.

CIENA CORPORATION

By: David M. Rothenstein (Print Name)

Its: Senior Vice President, General Counsel and Secretary (Title)

/S/ David M. Rothenstein (Signature)

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SCHEDULE A

PARTICIPATING EMPLOYERS

1.	Ciena Corporation

2.	Ciena Communications, Inc.

3.	Ciena Government Solutions, Inc.

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